Exhibit 99.1

FOR IMMEDIATE RELEASE

Appliance Recycling Centers of America
Reports Fourth Quarter and Fiscal Year 2015 Earnings

Minneapolis, MN—April 1, 2016—Appliance Recycling Centers of America, Inc. (“ARCA” or the “Company”) (NASDAQ: ARCI), a leading provider of appliance recycling and retailing services, today announced results for its financial reporting periods ended January 2, 2016.
Full Year
Total revenues in 2015 were $111.8 million, down 14.6% compared with 2014 revenue of $130.9 million. The Company reported a net loss in 2015 of $2.7 million, or $(0.47) per diluted share. This compares with a net income in 2014 of $0.8 million, or $0.13 per diluted share.
Fourth Quarter
Revenues for the fourth quarter of 2015 were $26.0 million, which is $5.8 million or 18.1% less than the same period in 2014. The decrease was due mainly to lower byproduct revenues from the commodities that we sell, lower volumes from energy efficiency programs with utility customers and there being one more week in fiscal 2014 fourth quarter as compared with fiscal 2015 fourth quarter.
For the quarter, the Company reported a loss before taxes and non-controlling interests of $2.1 million, compared with a loss of $0.9 million during the same period of the prior year. The net after-tax loss for the fourth quarter of 2015 was $0.8 million, or $(0.14) per diluted share, compared with net after-tax loss of $0.6 million, or $(0.11) per diluted share, reported during the same period in the prior year.
Retail Appliance Sales
ApplianceSmart, the Company’s retail division, posted sales of $14.8 million for the fourth quarter, a decrease of $1.4 million, or 9.0%, compared with the same period of 2014. The decrease was due mainly to an extra week in the fourth quarter of fiscal 2014 compared with fiscal 2015. ApplianceSmart reported an operating loss of $1.0 million for the fourth quarter of 2015, compared with an operating loss of $0.9 million in the same period of the prior year. The increase in the loss was primarily due to expenses related to a sublease that we entered into to reduce store occupancy costs over the remaining term of our lease.
Recycling Revenues
Recycling revenues, which consist of appliance recycling fees and appliance replacement revenues generated through the Company’s recycling division, ARCA Recycling, Inc., were $9.2 million in the fourth quarter of 2015 a decrease of $2.0 million or 18.5%, compared to the same period of 2014. Appliance replacement revenues decreased $1.8 million, while

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appliance recycling fees decreased $0.2 million. The decline from the prior year fourth quarter results can be attributed to lower volumes on certain utility energy efficiency programs and the discontinuance of a couple of our replacement programs.
Byproduct Revenues
The Company’s byproduct revenues, which also include revenue from AAP operations, were $2.1 million in the fourth quarter of 2015, a decrease of $2.2 million, or 52% compared with the fourth quarter of 2014. The decline in byproduct revenues was the result of decreased scrap steel and nonferrous metal pricing. The decline in metal prices that began in May 2014 continued throughout the end of January 2016.  Lower pricing is being driven by weak demand in steel intensive industries like oil and gas production, a stronger dollar, and over-production of iron ore and steel around the world.
ARCA’s declines in byproduct revenues include decreases of $0.8 million in commodities sold. Revenues from the ARCA Advanced Processing, LLC (“AAP”) joint venture in Philadelphia also reported a $1.4 million decline in commodity revenues to $1.4 million, compared with $2.8 million in the fourth quarter of 2014. The decline was due primarily to decreased scrap steel and nonferrous metal revenues for the same reasons noted above. The low prices in the commodities that we sell continue to unfavorably impact our business. The pricing of these commodities are subject to many macroeconomic factors out of our control. Historically, decreases in the prices can be abrupt followed by a slow recovery. We are seeing signs of recovery in many of the commodities that we sell in March 2016 from the lows experienced in October 2015.
Liquidity and Capital Resources
Cash and cash equivalents were $2.0 million as of January 2, 2016, compared with $3.5 million as of January 3, 2015. As of January 2, 2016, the Company had excess available borrowing capacity under its revolving line of credit of $1.4 million. Net working capital decreased $5.1 million to $4.5 million as of January 2, 2016. In January 2016, the Company renewed its $15.0 million credit facility with the Bank.
Commentary
Commenting on the Company’s strategic and operational progress, Tony Isaac, ARCA’s Interim Chief Executive Officer, said, “Coming off an exceptionally challenging year for the Company I am looking forward to the challenge of returning ARCA to profitable operating results. We have several significant impediments behind and opportunities ahead in 2016 as follows:

•	Challenges in 2015.

◦
The most significant impact on our 2015 operating results was the decline in the commodity prices of byproducts that we sell. We have been working with our customers and suppliers to improve pricing on many of our programs and contractual relationships. Our industry experienced a considerable challenge as a result of the nature of the contracts with customers and the reliance on byproduct revenue, as evidenced by our largest competitor Jaco Environmental, Inc. entering into receivership in November 2015.

◦	We incurred substantial legal expense in 2015 that resulted from litigation that we do not expect to experience in 2016.

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◦
We further incurred expenses to relocate our corporate headquarters and to rationalize the size of a number of our retail stores to reduce the operating costs of our business. The expenses incurred will not be recurring and the benefit of reduced occupancy costs should be realized in the years to come.

◦	We also experienced losses related to the decline of the Canadian dollar relative to the U.S. dollar that we have taken steps to avoid in 2016.

•
Utility Program Business Development. We have entered into a number of new contracts already in 2016 and anticipate that we will experience an increase in appliance recycling revenues as a result. We are taking steps to model our business to reduce our reliance on the pricing of the commodities that we sell. We provide an exceptional level of service to our customers and are very well positioned to continue to expand our current and future offerings to the utility industry.

•
Carbon Offset Revenues. We recently received notification of the issuance of offset credits under the California Cap and Trade compliance program from the Climate Action Reserve which will result in approximately $1.7 million in revenue the first quarter of 2016. This compares with $0.8 million in carbon offset revenues that we earned in all of 2015. We are also processing another destruction project in 2016 that we anticipate will result in further revenue from carbon offset credits before the end of 2016 in the amount of $0.9 million.”

Commenting on the business, Mr. Isaac continued, "We are excited about the opportunities that lie ahead and look forward to the results of the efforts that we have undertaken to expand our business and to reduce our operating expenses."
About ARCA

ARCA's three business components are uniquely positioned in the industry to work together to provide a full array of appliance-related services. ARCA Advanced Processing, LLC employs advanced technology to refine traditional appliance recycling techniques to achieve optimal revenue-generating and environmental benefits. ARCA is also the exclusive North American distributor for UNTHA Recycling Technology (URT), one of the world’s leading manufacturers of technologically advanced refrigerator recycling systems and recycling facilities for electrical household appliances and electronic scrap. ARCA's regional centers process appliances at end of life to remove environmentally damaging substances and produce material byproducts for recycling for utilities in the U.S. and Canada. Eighteen company-owned stores under the name ApplianceSmart, Inc.® sell new appliances directly to consumers and provide affordable ENERGY STAR® options for energy efficiency appliance replacement programs.
This press release contains statements that are forward-looking statements as defined within the Private Securities Litigation Reform Act of 1995, including statements regarding ARCA’s future success. These forward-looking statements are subject to risks and uncertainties that could cause actual results to differ materially from the statements made, including the risks associated with general economic conditions, competition in the retail and recycling industries and regulatory risks. Other factors that could cause operating and financial results to differ are described in ARCA’s periodic reports filed with the Securities and Exchange Commission. Other risks may be detailed from time to time in reports to be filed with the SEC.

FOR MORE INFORMATION, CONTACT:
Tony Isaac, Interim CEO
(952) 930-9000

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APPLIANCE RECYCLING CENTERS OF AMERICA, INC.
CONDENSED CONSOLIDATED BALANCE SHEETS
(In Thousands)

	January 2, 2016	January 3, 2015

ASSETS
Current assets:
Cash and cash equivalents	$1,969	$3,523
Accounts receivable	11,536	10,954
Inventories	16,733	16,113
Income taxes receivable	1,126	709
Other current assets	1,350	1,096
Deferred tax assets	1,657	2,082
Total current assets	34,371	34,477
Property and equipment, net	10,985	11,761
Restricted cash	500	—
Other assets	990	722
Total assets (a)	$46,846	$46,960

LIABILITIES AND SHAREHOLDERS' EQUITY
Current liabilities:
Accounts payable	$7,019	$6,380
Accrued expenses	8,934	8,133
Line of credit	12,668	9,237
Current maturities of long-term obligations	1,251	1,138
Total current liabilities	29,872	24,888
Long-term obligations, less current maturities	4,573	5,118
Other noncurrent liabilities	357	369
Deferred income tax liabilities	—	1,048
Total liabilities (a)	34,802	31,423

Commitments and contingencies

Shareholders' equity:
Shareholders' equity	11,324	13,602
Noncontrolling interest	720	1,935
	12,044	15,537
Total liabilities and shareholders' equity	$46,846	$46,960

(a) Assets of ARCA Advanced Processing, LLC (AAP), ARCA’s consolidated variable interest entity (VIE), that can only be used to settle obligations of AAP were $8,915 and $9,814 as of January 2, 2016 and January 3, 2015, respectively. Liabilities of AAP, for which creditors do not have recourse to the general credit of Appliance Recycling Centers of America, Inc., were $2,838 and $2,338 as of January 2, 2016 and January 3, 2015, respectively.

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APPLIANCE RECYCLING CENTERS OF AMERICA, INC.
UNAUDITED CONSOLIDATED STATEMENTS OF OPERATIONS
(In Thousands, Except Per Share Amounts)

	Three Months Ended		Fiscal Years Ended
	January 2, 2016	January 3, 2015	January 2, 2016	January 3, 2015

Revenues:
Retail	$14,792	$16,249	$65,637	$67,023
Recycling	9,161	11,236	35,878	45,914
Byproduct	2,055	4,277	10,324	17,993
Total revenues	26,008	31,762	111,839	130,930

Costs of revenues	20,527	24,429	86,391	98,120
Gross profit	5,481	7,333	25,448	32,810
Selling, general and administrative expenses	7,099	7,976	29,552	30,259
Operating income (loss)	(1,618)	(643)	(4,104)	2,551

Other income (expense):
Interest expense, net	(414)	(288)	(1,292)	(996)
Other income (expense), net	(75)	9	(250)	(46)
Income (loss) before income taxes and noncontrolling interest	(2,107)	(922)	(5,646)	1,509
Provision for (benefit from) income taxes	(820)	(262)	(1,714)	714
Net income (loss)	(1,287)	(660)	(3,932)	795
Net loss (income) attributable to noncontrolling interest	441	54	1,215	(24)
Net income (loss) attributable to controlling interest	$(846)	$(606)	$(2,717)	$771

Income (loss) per common share:
Basic	$(0.14)	$(0.10)	$(0.47)	$0.14
Diluted	$(0.14)	$(0.10)	$(0.47)	$0.13

Weighted average common shares outstanding:
Basic	5,901	5,788	5,833	5,676
Diluted	5,901	5,788	5,833	5,780